Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No. 3 to Registration Statement on Form F-4 of Newsight Imaging Ltd., of our report dated March 24, 2023 on our audit of the financial statements of Vision Sensing Acquisition Corp. as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and the period of August 13, 2021 (inception) to December 31, 2021, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey
March 27, 2023